UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2017

ASPEN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55107	27-1933597
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1660 South Albion Street, Suite 525, Denver, CO 80222

(Address of Principal Executive Office) (Zip Code)

(303) 333-4224

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01

Entry into a Material Definitive Agreement.

On May 13, 2017, Aspen Group, Inc., a Delaware corporation (the “Company”) entered an Asset Purchase Agreement (the “Agreement”) by and among the Company, Aspen Newco, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of the Company, Linden Education Partners LLC, a Delaware limited liability company (“Linden”), and Educaciόn Significatίva, LLC, a Delaware limited liability company that is an affiliate of Linden which does business as United States University, a regionally accredited for-profit university based in California (“USU”).

Under the terms of the Agreement, the Company agreed to acquire the operating assets of USU for $9 million, payable with $4.5 million in shares of the Company’s common stock (based on the $3.74 per share price as of the signing of the letter of intent related to the acquisition in March 2017), $2.5 million in cash at closing (less certain credits, as described in the following paragraph) and $2.0 million in the form of a convertible note bearing 8% annual interest that matures over a two-year period after the closing. At the option of the note holder, on each of the first and second anniversaries of the closing date, $1,000,000 of principal and accrued interest under the note will be convertible into shares of the Company’s common stock at the then-current market prices (subject to a floor of $2.00 per share) or become payable in cash. In addition, the Company will assume certain liabilities, principally operating liabilities.

As previously reported, in March 2017, the Company lent $900,000, bearing 8% annual interest, to an entity controlled by Linden. If the acquisition is consummated by January 15, 2018, the principal amount of the loan and accrued interest will be credited against the cash portion of the purchase price. If the acquisition does not close by January 15, 2018, and/or if either party exercises its right to terminate the Agreement, then the loan and accrued interest will become immediately due and payable.

The Company has also agreed, upon closing the transaction, to appoint an individual designated by Linden to the Company’s board of directors and to nominate such individual for election at the Company’s first annual meeting of shareholders following the closing.

The transaction is subject to customary closing conditions and regulatory approvals by the U.S. Department of Education, WASC Senior College and University Commission, and state regulatory and programmatic accreditation bodies. The earliest that the Company could receive required regulatory approvals would be the fourth quarter of this calendar year.

Based upon the continuing improvement in the Company’s business, the Company anticipates it will need to have up to approximately $5 million in available cash as of the time of closing in order to fund the estimated closing costs, to replace Linden’s subscription receivable (which in essence is an equity contribution to USU), to issue a letter of credit if required by the Department of Education, and to provide working capital for USU. The Company today has approximately $3 million of cash on the balance sheet and is presently negotiating term sheets with several lenders concerning a line of credit and is highly confident that it will consummate a credit line in the next 90 days of no less than $5 million and as much as $10 million.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 and incorporated by reference herein.

Item 7.01

Regulation FD Disclosure

On May 18, 2017, the Company issued a press release announcing entry into the Agreement described under Item 1.01, above.  A copy of the press release is furnished as Exhibit 99.1 to this report. The information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed to be incorporated by reference in the filings of the Company under the Securities Act of 1933.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Asset Purchase Agreement dated May 13, 2017*

99.1	Press Release dated May 18, 2017

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*Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN GROUP, INC.

Date: May 18, 2017	By:	/s/ Michael Mathews
Name: Michael Mathews
Title: Chief Executive Officer